As filed with the Securities and Exchange Commission on May 22, 2017
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________
New York Mortgage Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	47-0934168 (I.R.S. Employer Identification No.)

275 Madison Avenue
New York, New York 10016
(Address of principal executive offices, including zip code)
___________________
New York Mortgage Trust, Inc.
2017 Equity Incentive Plan
(Full title of the plan)

Steven R. Mumma
Chief Executive Officer
New York Mortgage Trust, Inc.
275 Madison Avenue
New York, New York 10016
(212) 792-0107
(Name, address and telephone number of agent for service)

Copies to:
Christopher C. Green
Vinson & Elkins L.L.P.
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
(202) 639-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.01 par value per share	6,127,000 shares	$6.08	$37,252,160	$4,317.53

(1)
This Registration Statement (as defined below) registers an aggregate of 6,127,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of New York Mortgage Trust, Inc. (the “Registrant”) that may be delivered with respect to awards under the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (as amended from time to time, the “Plan”), which shares consist of (a) 5,570,000 shares of Common Stock reserved and available for delivery with respect to awards under the Plan and (b) 557,000 shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)
The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the The Nasdaq Global Select Market on May 18, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:
(a)The Registrant’s latest Annual Report on Form 10-K (File No. 001-32216) for the fiscal year ended December 31, 2016, filed with the Commission on February 28, 2017;
(b)The Registrant’s Quarterly Report on Form 10-Q (File No. 001-32216) for the fiscal quarter ended March 31, 2017, filed with the Commission on May 9, 2017;
(c)The Registrant’s Current Reports on Form 8-K (File No. 001-32216) filed with the Commission on January 17, 2017; January 23, 2017; February 10, 2017; March 16, 2017 and May 15, 2017; and
(d)The description of the Common Stock included in the Registrant’s Form 8-A (File No. 001-32216), filed with the Commission on June 3, 2008, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

The Registrant’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Registrant’s charter authorizes the Registrant to obligate itself, and its bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of the Registrant’s present or former directors or officers or any individual who, while a director or officer and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits the Registrant to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits the Registrant from indemnifying its present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

The Registrant’s charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of the Registrant in any capacity described above and to any of the Registrant’s or its predecessors’ employees or agents.
The above discussion of Maryland law, the Registrant’s charter and the Registrant’s bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the applicable statute and each respective document.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.    Undertakings.

(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 22, 2017.

New York Mortgage Trust, Inc.
By:	/s/ Steven R. Mumma
Name:	Steven R. Mumma
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Steven R. Mumma, Kevin M. Donlon, Kristine R. Nario and Nathan R. Reese, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2017.

Signature	Title

/s/ Steven R. Mumma	Chairman of the Board and Chief Executive Officer
Steven R. Mumma	(Principal Executive Officer)

/s/ Kristine R. Nario	Chief Financial Officer
Kristine R. Nario	(Principal Financial and Accounting Officer)

/s/ Kevin M. Donlon	President and Director
Kevin M. Donlon

/s/ Michael B. Clement	Director
Michael B. Clement

Director
Alan L. Hainey

/s/ Steven G. Norcutt	Director
Steven G. Norcutt

/s/ David R. Bock	Director
David R. Bock

INDEX TO EXHIBITS

Exhibit

Number	Description

4.1
Articles of Amendment and Restatement of New York Mortgage Trust, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-32216) filed with the Commission on March 10, 2014).

4.2
Bylaws of New York Mortgage Trust, Inc., as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-32216) filed with the Commission on March 4, 2011).

4.3
Articles Supplementary designating the Registrant’s 7.75% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on May 31, 2013).

4.4
Articles Supplementary classifying and designating 2,550,000 additional shares of the Registrant’s Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-32216) as filed with the Commission on March 20, 2015).

4.5
Articles Supplementary classifying and designating the 7.875% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) (incorporated by reference to Exhibit 3.5 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on April 21, 2015).

4.6
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-11 as filed with the Commission (Registration No. 333-111668), effective June 23, 2004).

4.7
Form of Certificate representing the Series B Preferred Stock (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on May 31, 2013).

4.8
Form of Certificate representing the Series C Preferred Stock (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form 8-A (File No. 001-32216) as filed with the Commission on April 21, 2015).

4.9
Junior Subordinated Indenture between The New York Mortgage Company, LLC and JPMorgan Chase Bank, National Association, as trustee, dated September 1, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) as filed with the Commission on September 6, 2005).

4.10
Amended and Restated Trust Agreement among The New York Mortgage Company, LLC and JPMorgan Chase Bank, National Association, as Property Trustee, Chase Bank USA, National Association, as Delaware Trustee, and the Administrative Trustees named therein, dated as of September 1, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on September 6, 2005).

4.11
Parent Guarantee Agreement between New York Mortgage Trust, Inc. and JPMorgan Chase Bank, National Association, as guarantee trustee, dated September 1, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) as filed with the Commission on September 6, 2005).

4.12
Junior Subordinated Indenture between The New York Mortgage Company, LLC and JPMorgan Chase Bank, National Association, as trustee, dated March 15, 2005 (incorporated by reference to Exhibit 4.3(a) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-32216) as filed with the Commission on August 9, 2012).

4.13
Parent Guarantee Agreement between New York Mortgage Trust, Inc. and JPMorgan Chase Bank, National Association, as guarantee trustee, dated March 15, 2005 (incorporated by reference to Exhibit 4.3(b) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-32216) as filed with the Commission on August 9, 2012).

4.14
Indenture, dated April 15, 2016, by and between NYMT Residential 2016-RP1, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) as filed with the Commission on April 19, 2016).

4.15
Indenture, dated January 23, 2017, between New York Mortgage Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on January 23, 2017).

4.16
First Supplemental Indenture, dated January 23, 2017, between New York Mortgage Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on January 23, 2017).

4.17
Form of 6.25% Senior Convertible Notes Due 2022 of New York Mortgage Trust, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on January 23, 2017).

Certain instruments defining the rights of holders of long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Registrant hereby undertakes to furnish to the Commission, upon request, copies of any such instruments

4.18
New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-32216) filed with the Commission on May 15, 2017).

5.1*	Opinion of Venable LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.